Exhibit 99.1
Investor Contact:
Stephen J. Mock
Media Contact:
Peter Wolf
Par Pharmaceutical Companies, Inc.
(201) 802-4000
PAR PHARMACEUTICAL LICENSES COMMERCIALIZATION RIGHTS
TO PAFURAMIDINE FOR TREATMENT OF PNEUMOCYSTIS PNEUMONIA
PCP Most Common Opportunistic Infection in People with HIV
Woodcliff Lake, N.J., June 12, 2007 — Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced it has entered into an exclusive licensing agreement under which Par will receive commercialization rights in the U.S. to Immtech Pharmaceuticals’ lead oral drug candidate, pafuramidine maleate, for the treatment of pneumocystis pneumonia (PCP) in AIDS patients. Immtech and Par may also collaborate on efforts to develop pafuramidine as a preventative therapy for patients at risk of developing PCP, including people living with HIV, cancer and other immunosuppressive conditions.
In return, Immtech will receive an initial payment of $3 million. Par will also pay Immtech as much as $29 million in development milestones if pafuramidine advances through ongoing phase III clinical trials and U.S. regulatory review and approval. In addition to royalties on sales, Immtech may receive milestone payments on future sales and will retain the right to co-market pafuramidine in the U.S.
Patrick G. LePore, president and chief executive officer of Par, said: “Considering Par’s expertise in supportive care, pafuramidine is an ideal strategic addition to our product portfolio. With Megace® ES and pafuramidine, Par’s sales force would be helping to address two of the most life-threatening diseases afflicting HIV/AIDS patients – anorexia/cachexia and PCP.”
PCP is a fungal infection in the lungs and the most common opportunistic infection in people living with HIV, the virus that causes AIDS. It also affects people with severely compromised immune systems due to cancer chemotherapy or immunosuppressive therapy following organ transplantation. Mortality rates in individuals with AIDS during the initial infection are 10%-20%, with substantially higher rates when mechanically-assisted breathing is needed. In people without AIDS, the mortality rate from PCP is 30%-60%.

John MacPhee, president of Par’s Branded Products Division, said: “We are excited to team with Immtech and expand Par’s offerings to the treatment communities working to help people living with HIV and AIDS. Immtech brings significant depth of expertise in clinical, regulatory and commercial development to complement Par’s marketing and sales capabilities. Together, Immtech and Par will have a significant impact on the treatment of this devastating disease.”
Daniel M. Schmitt, vice president, Licensing and Commercial Development at Immtech, said, “We are delighted to be collaborating with Par to launch pafuramidine. Par’s recent success in commercializing Megace® ES for AIDS wasting disease demonstrates its clear understanding of the needs of both patients and healthcare providers focused on the treatment of HIV/AIDS. There is a strong fit between Par’s commercialization and marketing and sales capabilities, and pafuramidine’s promise to make a difference in treating this deadly disease. Ultimately, patients will benefit from our collaboration.”
Current treatment options for PCP include trimethoprim-sulfamethoxazole (TMP-SMX), primaquine plus clindamycin, trimetrexate (with or without dapsone) plus leucovorin, atovaquone and pentamidine. The risk of adverse events associated with currently available treatment options for PCP requires that 20%-57% of all patients be switched to better tolerated regimens during their course of care.
The development of pafuramidine for the treatment of PCP was sponsored in part by a National Cooperative Drug Discovery Groups grant from the National Institutes of Health, U.S. Department of Health and Human Services, to the University of North Carolina at Chapel Hill. Pafuramidine was initially synthesized at Georgia State University, a member of Immtech’s Scientific Consortium.
About Par
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.
About Immtech
Immtech Pharmaceuticals, Inc. is focused on developing and commercializing drugs to treat infectious diseases. Immtech has advanced clinical programs that include new oral treatments for Pneumocystis pneumonia (PCP), malaria, and trypanosomiasis (African sleeping sickness), and a well defined, expanding library of compounds targeting Hepatitis C, fungal infections, bacterial infections and other serious diseases. Immtech holds exclusive worldwide licenses to certain patents, patent applications and technology for products derived from a proprietary pharmaceutical platform. For additional information, please go to http://www.immtechpharma.com.
Safe Harbor Statement
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and as such, are subject to risks and uncertainties, including the extent and impact of litigation arising out of the accounting issue described in this and prior public announcements, including the lawsuit brought against the company by the trustee for the company’s Senior Subordinated Convertible Notes seeking an accelerated payment of the $200 million of principal of and accrued interest on the notes or, in the alternative, damages, the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against the company, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission (SEC), such as the company’s reports on Form 10-K, Form 10-Q, and Form 8-K, and amendments thereto. The company can make no assurance as to the potential effects of the restatement, including the effects of any investigations, informal or otherwise, conducted by the SEC, or other entities, or lawsuits filed against the company in connection therewith. Any forward-looking statements included in this press release are made as of the date here of only, based on information available to the company as of the date hereof, and, subject to any applicable law to the contrary, the company assumes no obligation to update any forward-looking statements.
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